PEASE OIL AND GAS COMPANY

PEASE ANNOUNCES RESULTS OF ANNUAL MEETING,
TRADING SYMBOL CHANGE AND FUTURE PLANS

FOR IMMEDIATE RELEASE - July 11, 2001

Grand Junction, Colorado - July 11, 2001 - Pease Oil and Gas Company (OTC BB: WPOG.OB) today announced the results of the Annual Meeting of Stockholders, the Company's new trading symbol and its future plans as follows:

Name Change, New Trading Symbol and New CUSIP

The stockholders voted in favor of changing the Company’s name to Republic Resources, Inc. The name change is effective at the close of business today and the new logo will be as follows:

Beginning on Thursday July 12th, the Company’s stock will trade under the new symbol “RPRS.OB”. The new CUSIP number for the Company’s common stock is 76074P 10 5. Although an exchange is not mandatory, any stockholder wishing to have their shares issued with a certificate reflecting the new name may submit their old certificate to the Company’s transfer agent, Computershare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, along with a letter of instruction and a check for $20.00 per certificate to cover the transfer agent’s customary fee.

Election of Directors

The stockholders reelected Patrick J, Duncan, Steve A. Antry and Homer C. Osborne as directors of the Company. In addition, two new members were elected to the board, David A. Melman and J. Peter Koonce. Mr. Melman has over 25 years of experience serving as an officer, director and/or a consultant with various public oil and gas companies including: XCL, Ltd., a Louisiana based exploration and development company with oil and gas assets in the United States and in the People’s Republic of China; Carpatsky Petroleum, Inc, a Canadian company with oil and gas assets in the Republic of Ukraine; and JKX plc, a London England based company with oil and gas assets in various states of the Former Soviet Union and the United States. Mr. Koonce is a general securities adviser and a principal of GBS Financial Corp., a registered broker dealer. During his career, Mr. Koonce has held various positions in the oil and gas financing industry, and has supported small-cap companies through assistance in private placements, public offerings and other capital raising efforts.

PRESS RELEASE - July 11, 2001, Continued

Increase in Authorized Shares

The stockholders also approved an increase in the number of authorized common shares from 4 million to 10 million, of which approximately 2.93 are currently issued and outstanding.

New Address

The Company recently relocated its executive offices. The new address is 743 Horizon Court, Suite 333, Grand Junction, Colorado 81506-8715. The Company’s phone (970.245.5917) and fax (970.243.8840) numbers remain unchanged.

Future Plans

The Company’s future plans include:

•	Continuing to exploit the Company’s present proved oil and gas reserves and the current and anticipated prospect inventory in Jackson County, Texas, where the Company believes at least four (4) wells targeting the shallow Frio sands and at least (2) wells targeting deeper objectives in the Yegua and Wilcox sands will be drilled before the end of this year.

•	Actively seeking accretive transactions in order to add and deliver additional shareholder value. The transactions to be sought will focus on “ground floor” exploration opportunities, acquisition of proved oil and gas reserves and seeking a business combination that adds synergy to the Company’s existing asset base.

Patrick J. Duncan, the Company’s President stated: “The name change and the addition of Messrs. Melman and Koonce to our board of directors has completed the corporate restructuring initiatives spearheaded last year. Our future efforts will focus on building the Company methodically, rationally and systematically through a combination of acquisition, exploration, exploitation and consolidation.”

Pease Oil and Gas Company is an independent energy company engaged in exploration, acquisition and the development of oil and gas properties using 3-D seismic technology. For more information regarding this press release or other information regarding the Company, please contact Patrick J. Duncan, President and CFO, at (970) 245-5917.